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                                                                EXHIBIT 99.1


                                CIVITAS BANKGROUP

                      810 Crescent Centre Drive, Suite 320
                               Franklin, TN 37067
                      office 615.263.9500 fax 615.383.8830


FOR IMMEDIATE RELEASE               Contact:            Mike Alday
March 7, 2005                                           Alday Communications
                                                        615.791.1535

CIVITAS BANKGROUP RECEIVES APPROVAL
TO SELL BANKTENNESSEE

SET TO TRANSFER BANK TO WEST TENNESSEE SHAREHOLDERS

FRANKLIN, Tenn. - Regulatory approval has been received to transfer the Civitas BankGroup (OTC:CVBG) BankTennessee subsidiary to a group of existing BankTennessee directors who are also Civitas shareholders, announced Richard Herrington, president of Civitas.

"Civitas BankGroup will now be able to focus its energies and capital on Middle Tennessee. While this move decreases our assets by approximately 22%, it also removes nearly 65% of our non-performing loans. This will be beneficial both short-term and long-term for the company and our shareholders," said Herrington.

BankTennessee is being purchased by a group led by Joel Porter of Memphis, who currently serves as chairman of the Civitas board of directors' executive committee and chairman of BankTennessee. The proposed transfer will be accomplished on a tax-free basis through the exchange by the shareholders of 2,000,000 shares of Civitas stock for all of the existing shares of BankTennessee. The deal is valued at $17 million, according to Herrington.

"BankTennessee has its roots as a locally-owned bank in West Tennessee and we look forward to renewing its commitment to being a community bank," said Porter. "We are planning to strengthen our bank in existing markets of Memphis, Collierville and Ripley through the placement of additional capital."

The agreement in principle was approved by Civitas directors who are not members of the purchasing group. A fairness opinion from an independent third party was used to substantiate the transaction. The effective date of the transaction was March 1, 2005.


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"This redefines our company footprint. In the past years, we have transitioned from a holding company with five independent banks to one that will soon have one branded bank, Cumberland Bank, that will maximize opportunities in the growth markets of Williamson and Sumner counties," added Herrington.

Based in Collierville, Tenn., BankTennessee has five branch offices in Collierville, Memphis and Ripley. At December 30, 2004 BankTennessee had assets of $201 million.

Civitas BankGroup has another bank in West Tennessee, Bank of Mason, which is being sold pending regulatory approval. This sale is expected to be closed by the end of the second quarter.

Civitas BankGroup is headquartered in Franklin, Tennessee, and the parent company of Cumberland Bank.


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THE STATEMENTS CONTAINED IN THIS RELEASE WHICH ARE NOT HISTORICAL FACTS ARE
FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS DESCRIBING OUR FUTURE PLANS, PROJECTIONS, STRATEGIES AND EXPECTATIONS, ARE BASED ON ASSUMPTIONS AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND OUR CONTROL. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED DUE TO CHANGES IN INTEREST RATES, COMPETITION IN THE INDUSTRY, CHANGES IN LOCAL AND NATIONAL ECONOMIC CONDITIONS AND VARIOUS OTHER FACTORS. ADDITIONAL INFORMATION CONCERNING SUCH FACTORS, WHICH COULD AFFECT US, IS CONTAINED IN OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.